 EXHIBIT 99.1
Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Analyst Contact:     Michael M. Moran
           Chief of Capital Markets
            877-884-5662

Media Contact:  Stephanie Swan
         Director of Shareholder Service
        517-487-6555

For Immediate Release

Capitol Bancorp Limited Announces Commencement of
Public Offering of Trust Preferred Securities

LANSING, Mich., and PHOENIX, Ariz.: June 10, 2008: Capitol Bancorp Limited (NYSE: CBC), (the “Company”) and Capitol Trust XII, a statutory trust formed under the laws of the State of Delaware (the “Trust”), today announced the commencement of an offering of $30 million aggregate liquidation amount of the Trust’s preferred securities, representing preferred beneficial interests in the Trust (the “Trust Preferred Securities”) for sale in an underwritten public offering.  The Trust intends to grant the underwriters a 30-day option to purchase up to an additional $4.5 million aggregate liquidation amount of the Trust Preferred Securities to cover over-allotments, if any.  The offering is expected to be priced later this week.  The managing underwriters (the “Underwriters”) of the offering are Stifel Nicolaus, Oppenheimer & Co., Howe Barnes Hoefer & Arnett, Sterne Agee, Keefe, Bruyette & Woods, and  Sandler O’Neill & Partners, L.P.  A copy of the preliminary prospectus supplement relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102 or toll free at 1-800-729-6888.

The Company expects to use the net proceeds from the offering to support its continued growth and for general corporate purposes.  A registration statement relating to the Trust Preferred Securities has been filed with the Securities and Exchange Commission.  The Company has applied to list the Trust Preferred Securities on the New York Stock Exchange.  The offering is expected to be completed during June 2008.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Capitol Bancorp Limited

Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community bank development company, with a network of 64 separately chartered banks and bank operations in 17 states.  It has the distinction of having the most individual bank charters in the country.  Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital for and mentors new community banks through their formative stages and provides efficient services to its growing network of community banks.  Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors, composed of business leaders from the bank’s community.  Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.